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                         FOREIGN CURRENCY ADDENDUM


     This addendum ("Addendum) supplements the terms and conditions of the Futures Account Client Agreement ("Agreement") entered into by and between Prudential Securities Aggressive Growth Fund L.P. ("Customer") and Prudential Securities Incorporated ("PSI") as of ___________, 199__.

     In consideration of PSI agreeing to enter into various forward and spot foreign currency and foreign currency options transactions
(collectively "Forex Contracts") with Customer, the parties agree as follows:

     1. Relationship to Agreement. Except as otherwise provided in this Addendum, the terms and conditions of the Agreement shall remain in full force and effect, and shall apply to all Forex Contracts that PSI may transact with Customer. If there are any conflicts between the terms and conditions of the Agreement and this Addendum, the terms and conditions of this Addendum will govern with respect to Forex Contracts.

     2. Forex Contracts. PSI and Customer will each act as principals with respect to Forex Contracts. Forex Contracts will be transacted within the non-regulated portion of Customer's PSI futures account. Customer acknowledges that Forex Contracts are not traded on or guaranteed by a regulated exchange or its clearing house and accordingly, acknowledges that trading in Forex Contracts is not subject to the same regulatory or financial protections as is trading in futures contracts. Customer represents and warrants that (a) it is authorized to enter into Forex Contracts, (b) it understands that as principal opposite PSI the parties will each be relying on the creditworthiness of the other, (c) each Forex Contract will be individually negotiated as to its material economic terms, and (d) PSI will be entitled to rely on any instructions, notices and communications that it reasonably believes to have originated with any authorized representative of Customer, including a person with a Power of Attorney over trading decisions, and Customer shall be bound thereby.

     3. Limits. This Addendum does not evidence a commitment of PSI or Customer to enter into Forex Contracts generally or to enter into any specific Forex Contract. PSI shall have the right to set limits on the number of Forex Contracts that PSI will transact with Customer. PSI reserves the right to increase or decrease such limits as, in PSI's good faith judgment, market and economic conditions warrant, including but not limited to the material change in Customer's credit rating or Customer's country or sovereign rating by an internationally recognized rating agency. Additionally, PSI reserves the right, exercisable at any time when warranted by market conditions in PSI's sole discretion, to refuse acceptance of Customer's orders.

     4. Confirmations. Upon entering into a Forex Contract with Customer, PSI shall verbally confirm the economic terms to Customer followed by a written confirmation (via letter, telex, facsimile or telecopier at PSI's election) (the "Confirmation) specifying the amount of

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foreign currency bought or sold by Customer against U.S.
dollars or another foreign currency, the exchange rate, and the date on which, and the location where, the currency is to be delivered. Confirmations shall be conclusive and binding on Customer unless Customer promptly notifies PSI of any objection within three (3) days of receipt by Customer of the Confirmation.

     5. Collateral; Settlement. PSI reserves the right to require customer to deposit collateral with respect to Forex Contract transactions. All Forex Contracts will be transacted pursuant to a line of credit or will be otherwise collateralized at PSI's option, and will be subject to the netting provisions set forth in
Section 8 below. All payments due under a Forex Contract shall be made by wire transfer on the delivery date specified in the Confirmation in immediately available funds in the designated currency. In the event that either party's performance of its payment obligations shall be interrupted or delayed by reason of war, riot, civil commotion, sovereign conduct or other acts of state, the time of performance of such party's obligations shall be extended for the period of such interruption.

     6. Dispute Resolution. Any dispute between Customer and PSI relating to Customer's Forex Contracts shall be settled and determined by an arbitration panel of either the New York Stock Exchange, the National Association of Securities Dealers Inc., or the National
Futures Association as Customer may elect, or if the foregoing qualified forums decline to arbitrate such dispute, before such forum as may be agreed upon between the parties. At such time that PSI notifies Customer of its intent to submit a claim to arbitration Customer will have seven business days to elect a qualified forum for conducting the proceeding. If Customer fails to notify PSI of its selection within seven business days, PSI shall have the absolute right to make such selection.

     7. Governing Law. The interpretation and enforcement of this Addendum (and the Forex Contracts covered hereunder) and the rights, obligations and remedies of the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of choice of law.

     8.   Netting Provisions.

     (a) Netting by Novation. Unless separately agreed and set out in the Confirmation regarding a specific Forex Contract, each Forex Contract made between Customer and PSI will immediately, upon its being entered into, be netted with all then existing Forex Contracts between Customer and PSI for the same paired currencies having the same delivery date. Each Forex Contract containing an obligation to deliver that has been netted pursuant to the foregoing shall immediately be deemed cancelled and simultaneously replaced by a single transaction. For purposes hereof, each Forex Contract shall be deemed a Forex Contract from and after its inception for all purposes.

     (b) Payment Netting. If on any delivery date more than one delivery of a particular currency is to be made between Customer and PSI pursuant to a Forex Contract,

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each party shall aggregate the amounts deliverable by it and only the difference, if any, between these aggregate amounts shall be delivered by the party owing the larger amount to the other party.

     (c) Discharge and Termination of Options. Any call option or any put option written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a call option or a put option, respectively, written by the other party, such termination and discharge to occur automatically upon the payment in full of the premium payable in respect of such options; provided that such termination and discharge may occur only in respect of options:

          (i) each being with respect to the same put currency and the same call currency;

          (ii) each having the same expiration date and expiration time;

          (iii) each being of the same style, i.e. both being America Style options or both being European Style options;

          (iv) each having the same strike price; and

          (v) neither of which shall have been exercised by delivery of a notice of exercise;

          and, upon the occurrence of such termination and discharge, neither party shall have any further obligation to the other party in respect of the relevant options or, as the case may be, parts thereof so terminated and discharged. In the case of a partial termination and discharge (i.e., where the relevant options are for different amounts of the currency), the remaining portion of the option that is partially discharged shall continue to be a Forex Contract for all purposes of this Addendum.

     (d) The occurrence at any time with respect to a party of any of the following events constitutes an event of default (an Event of Default ) with respect to such party:

          (i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Addendum or delivery required to be made by it if such failure is not remedied on or before the third business day after notice of such failure is given to such party;

          (ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation under this Addendum if such failure is not remedied on or before the third business day after notice of such failure is given to the Defaulting Party:

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          (iii)     Failure to Provide Adequate Assurances.  Failure
by Customer to provide adequate assurances of its ability to perform any of its obligations under this Addendum within three business days of a written request from PSI to do so when PSI has reasonable grounds for insecurity;

          (iv) Bankruptcy. The Party - (A) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (B) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (C) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (D) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (1) results in a judgment or insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (2) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (E) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (F) seeks or becomes subject to the appoint of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (G) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (H) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (A) to
(G) (inclusive); or (i) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

     (e) Close-Out Netting. If an Event of Default has occurred and is continuing in respect of a party ("Defaulting Party"), the other party ("Non-Defaulting Party") shall be entitled in its reasonable discretion, immediately and at any time and upon notice (unless such notice cannot practicably be provided in the circumstances) to close-out all Defaulting Party's Forex Contracts, and may in its reasonable discretion at any time or from time to time upon notice (unless such notice cannot practicably be provided in the circumstances) liquidate all or some of Defaulting Party's collateral in Non-Defaulting Party's possession or control on any commercially reasonable basis and apply the proceeds of such collateral to any

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amounts owing by Defaulting Party to Non-Defaulting Party resulting from the close-out of such Forex Contracts. Any such close-out of Forex Contracts shall be accomplished by the Non-Defaulting Party:
(i) closing-out each such Forex Contract so that each such Forex Contract is cancelled and calculating settlement amounts equal to the difference between the market value (as determined by PSI in good faith) and contract value of the Forex Contract or, in the case of options, settlement amounts equal to the current market premium for a comparable option (as determined by PSI in good faith); (ii) discounting each settlement amount then due to present value at the time of close-out (to take into account the period between the date of close-out and the maturity date of the relevant liquidated Forex Contract using an interest rate equal to PSI's cost of funds as determined by PSI in good faith);
(iii) calculating an aggregate settlement payment in an amount equal to the net amount of such discounted settlement amounts as is then due from one party to the other; and (iv) setting off the settlement payments, if any, that Non-Defaulting Party owes Defaulting Party as a result of such liquidation and all collateral held by or for Non-Defaulting Party against the settlement payments, if any, that Defaulting Party owes to Non-Defaulting Party as a result of such close-out; so that all such amounts are netted to a single liquidated amount payable by one party to the other party, as appropriate, on the business day following the close-out.

          Notwithstanding anything to the contrary set forth above regarding the Non- Defaulting Party's rights to close-out and value
Forex Contracts, if an event specified in clause (iv) of this sub-section
(d) has occurred, then upon the occurrence of such event, all outstanding Forex Contracts will be deemed to have been automatically terminated as of the time immediately preceding the institution of the relevant proceeding, or the presentation of the relevant petition upon the occurrence with respect to the party to such specified event.

          The rights of PSI under this sub-section (e) shall be in addition to, and not in limitation or exclusion of any other rights that PSI may have (whether by agreement, operation of law or otherwise).

     9. Liquidated Damages. The parties agree that the amount owing by one party to the other party hereunder is a reasonable computation of the loss or gain it would have incurred or received on the obligations between the parties governed by this Addendum and is not a penalty.
Such amount is payable as liquidated damages to the other party for the loss of the benefit of its bargains and neither party shall be entitled to recover additional damages in respect of such loss of the bargain. The determination of such amount shall be conclusive, absent manifest error.

     10. Understanding of Risks. Each party will be deemed to represent to the other party on the date on which it enters into a Forex Contract that it has the capability to evaluate and understand (on its own behalf or through independent professional advice), and does understand, the terms, conditions and risks of that Forex Contract and is willing to accept those terms and conditions and to assume (financially and otherwise) those risks.

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     11.   Termination.  Each party may terminate this Addendum at
any time on three (3) business days prior written notice. No such termination shall affect any Forex Contracts entered into prior to such termination and this Addendum shall continue to govern any such Forex Contract.


__________________________         ___________________________________
Date                               Name of Customer

                                   By:_______________________________

                                   Title: ___________________________

                                   Signature:________________________

Accepted By Prudential Securities Incorporated

By:_____________________________   Date: ____________________________

Title:__________________________

Signature: _____________________

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